Exhibit 3.1

AMENDED AND RESTATED BYLAWS

OF SYPRIS SOLUTIONS, INC.

ARTICLE I.

OFFICES

The registered office of the corporation shall be in the City of Wilmington, County of New Castle, State of Delaware. The principal office of the corporation shall be located in Louisville, Kentucky. The corporation may have such other offices as the business of the corporation may require from time to time.

ARTICLE II.

STOCKHOLDERS

SECTION 1. ANNUAL MEETING. The annual meeting of the stockholders shall be held between January 1st and December 31st of each year on such date and at such hour as may be specified in the notice of meeting or in a duly executed waiver of notice thereof, for the purpose of electing directors to succeed those directors whose terms expire at such meeting and for the transaction of such other business as may properly come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next business day which is not a legal holiday. If the election of directors shall not be held on the day designated for any annual meeting, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the stockholders to be held as soon thereafter as may be convenient. The Board of Directors may postpone, reschedule or cancel any annual meeting of the stockholders previously scheduled by the Board of Directors.

SECTION 2. SPECIAL MEETINGS. Special meetings of the stockholders of the corporation may be called in accordance with the corporation's certificate of incorporation (as amended, "Certificate of Incorporation"). Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of meeting (except to the extent that notice is not required or is waived pursuant to the Delaware General Corporation Law ("DGCL") or these bylaws).

SECTION 3. PLACE OF MEETING. The Board of Directors may designate any place within or without the State of Delaware, or by means of remote communication pursuant to Section 211(a)(2) of the DGCL, as the place of meeting for any annual meeting or any special meeting called by the Board of Directors.

If no designation is made, or if a special meeting be called by other than the Board of Directors, the place of meeting shall be the principal office of the corporation in the State of Kentucky.

SECTION 4. NOTICE OF MEETINGS. A notice stating the place, if any, date and hour of the meeting of stockholders, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given, to each to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting, not less than ten (10) nor more than sixty (60) days before the date of the meeting except when a longer period of time is required by statute. Such notice may be given by mail, private courier, electronic transmission or any other manner permitted by and in accordance with Section 232 of the DGCL, to each stockholder of record entitled to vote at such meeting.

SECTION 5. INSPECTORS AT MEETINGS. The Board of Directors may, and if required by law, shall, appoint one or more inspectors, who may be employees of the corporation, to act at any future meeting of stockholders or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more substitute inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall agree to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall:

(a) ascertain the number of shares outstanding and the voting power of each,

(b) determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots,

(c) count all votes and ballots,

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and

(e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

The inspectors may appoint other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board of Directors, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxy, vote or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

SECTION 6. CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. If no record date is fixed by the Board of Directors for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders, or stockholders entitled to receive payment of a dividend, the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, or the day on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided herein, such determination shall apply to any adjournment thereof unless the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting, in which case the Board of Directors shall fix a new record date; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 6 at the adjourned meeting.

SECTION 7. VOTING LISTS AND SHARE LEDGER. The corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of ten days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation.

SECTION 8. CONDUCT OF MEETINGS. The Board of Directors may adopt by resolution any rules or regulations for the conduct of meetings of the stockholders as it deems appropriate. At every meeting of the stockholders, the chairman of the Board, or, in the absence of the chairman of the board, the person whom the chairman of the board shall appoint, shall act as chair of, and preside at, the meeting. The chair of the meeting shall determine the order of business and the procedures for the conduct of the meeting, including the regulation of the manner of voting and the conduct of discussion as seems to him or her to be in order. The secretary of the corporation shall act as secretary of the meeting and keep the minutes, but in the secretary’s absence, the chair of the meeting may appoint any person to act as secretary of the meeting.

SECTION 9. ADJOURNMENTS. The chair of any meeting of stockholders shall have the power to adjourn the meeting to another time, date and place, if any. Any meeting of stockholders may adjourn from time to time, and notice need not be given of any adjourned meeting, if the time, date and place, if any, are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL; provided, that if the adjournment is for more than 30 days or, if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. At any adjourned meeting, any business may be transacted which properly could have been transacted at the original meeting.

SECTION 10. QUORUM. A majority of the issued and outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If a quorum is initially present at a duly organized meeting, the stockholders can continue to do business for the remainder of the meeting and for any adjournment thereof, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, unless a new record date is or must be set for that adjourned meeting. In the absence of a quorum, the chair of the meeting or the holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time. Shares of the corporation’s stock belonging to the corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of the other corporation are held, directly or indirectly, by the corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, that the foregoing shall not limit the right of the corporation or any other corporation to vote any shares of the corporation’s stock held by it in a fiduciary capacity.

SECTION 11. PROXIES. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or by the transmission of an electronic submission or in such manner allowed by the DGCL) by the stockholder or by his or her duly authorized attorney-in-fact. Such proxy shall be delivered to the corporation before or at the time of the meeting. A stockholder may revoke his or her proxy that is not irrevocable at any time before the proxy is exercised by attending the meeting and voting in person or by timely delivering to the secretary of the corporation a revocation of the proxy or by granting a new proxy bearing a later date. Such revocation shall be in writing (or by the transmission of an electronic submission or in such manner allowed by the DGCL) and delivered to the secretary of the corporation prior to the time the presence of a quorum has been determined and declared.

SECTION 12. NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS.

(a) Timely Notice. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be:

(i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof,

(ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof, or

(iii) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 12.

In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder, the stockholder or stockholders of record intending to propose the business (the "Proposing Stockholder") must have given timely notice thereof pursuant to this Section 12(a) or Section 12(c) of this Article, as applicable, in writing to the secretary of the corporation even if such matter is already the subject of any notice to the stockholders or Public Disclosure (as defined below) from the Board of Directors. To be timely, with respect to director nominations under this section or any other proposal, a Proposing Stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not later than the close of business on 60th day, nor earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which Public Disclosure of the date of such meeting is first made by the corporation). In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period).

(b) Stockholder Nominations. For the nomination of any person or persons for election to the Board of Directors, a Proposing Stockholder's notice to the secretary of the corporation shall set forth,

(i) the name, age, business address and residence address of each nominee proposed in such notice,

(ii) the principal occupation or employment of each such nominee,

(iii) the number of shares of capital stock of the corporation which are owned of record and beneficially by each such nominee (if any),

(iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder,

(v) the consent of the nominee to being named as a nominee in the proxy statement and any associated proxy card for the corporation’s next meeting of stockholders for the elections of directors and to serving as a director if elected, and

(vi) as to the Proposing Stockholder:

(A) the name and address of the Proposing Stockholder as they appear on the corporation's books and of the beneficial owner, if any, on whose behalf the nomination is being made,

(B) the class and number of shares of the corporation which are owned (beneficially and of record, including any shares of any class or series of capital stock of the corporation as to which such Proposing Stockholder and such beneficial owner or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future) by the Proposing Stockholder and owned by the beneficial owner, if any, on whose behalf the nomination or proposal is being made, as of the date of the Proposing Stockholder's notice, and a representation that the Proposing Stockholder will notify the corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed,

(C) a description of any agreement, arrangement or understanding with respect to such nomination or proposal between or among the Proposing Stockholder and the beneficial owner, if any, and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, including any agreements, arrangements or understandings relating to any compensation or payments to be paid to any such nominee (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding),

(D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or beneficial owner, if any, or any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proposing Stockholder, beneficial owner or any of their affiliates or associates with respect to shares of stock of the corporation,

(E) a representation that the Proposing Stockholder is a holder of record of shares of the corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or propose such business specified in the notice,

(F) a representation whether the Proposing Stockholder, beneficial owner, any of their affiliates or associates or any others acting in concert with the foregoing intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation's outstanding capital stock required to approve the nomination or adopt the proposal and/or otherwise to solicit proxies from stockholders in support of the nomination or proposal,

(G) a representation whether the Proposing Stockholder, beneficial owner, any of their affiliates or associates or any others acting in concert with the foregoing intends to solicit proxies in support of director nominees other than the corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act, including by soliciting the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors,

(H) a description of any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which the Proposing Stockholder or beneficial owner has or shares a right, directly or indirectly, to vote any shares of any class or series of capital stock of the corporation,

(I) a description of any rights to dividends or other distributions on the shares of any class or series of capital stock of the corporation, directly or indirectly, owned beneficially by the Proposing Stockholder or beneficial owner that are separated or separable from the underlying shares of the corporation, and

(J) a description of any performance-related fees (other than an asset based fee) that the Proposing Stockholder or beneficial owner, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the corporation or any interests described in clause (D).

The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.

To be eligible to be a nominee for election as a director of the corporation, a proposed nominee must deliver (in accordance with the time periods prescribed for delivery of a Proposing Stockholder’s notice under this Section 12), to the secretary of the corporation such information as the corporation may reasonably require, including, without limitation, (1) a completed and signed written questionnaire with respect to the background and qualifications of such proposed nominee, to determine the eligibility of such proposed nominee to serve as a director of the corporation and its committees (such questionnaire to be provided by the secretary upon written request) and (2) a written representation and agreement (in the form to be provided by the secretary upon written request) that such proposed nominee (x) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question that has not been disclosed to the corporation or that could limit or interfere with such proposed nominee’s fiduciary duties under applicable law, (y) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the corporation, and (z) would be in compliance, if elected as a director of the corporation, and will comply with, all applicable publicly disclosed corporate governance, code of conduct and ethics, conflict of interest, confidentiality, corporate opportunities, trading and any other policies and guidelines of the corporation applicable to directors.

(c) Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder's notice to the secretary of the corporation shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting:

(i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

(ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment),

(iii) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, and

(iv) the information required by Section 12(b)(vi) of this Article.

(d) Proxy Rules. The foregoing notice requirements of Section 12(c) of this Article shall be deemed satisfied by a stockholder with respect to business other than a director nomination if the stockholder has notified the corporation of his, her or its intention to present a proposal at an annual meeting in compliance with the applicable rules and regulations promulgated under Section 14(a) of the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting.

(e) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (i) by or at the direction of the Board of Directors or any committee thereof (or stockholders pursuant to the Eighth Article of the Certificate of Incorporation) or (ii) provided that the Board of Directors (or stockholders pursuant to the Eighth Article of the Certificate of Incorporation) has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 12 is delivered to the secretary of the corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 12. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder entitled to vote in such election may nominate a person or persons for election to such position(s) as specified in the corporation's notice of meeting, if the stockholder's notice required by this Section 12 was delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or Public Disclosure of the date of the meeting was made, whichever first occurs. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

(f) Effect of Noncompliance. Notwithstanding anything in these bylaws to the contrary: (i) no nominations shall be made or business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 12, (ii) a stockholder shall also comply with all applicable requirements of state and federal law, including the Exchange Act and the rules and regulations promulgated thereunder (including Rule 14a-19) with respect to the matters set forth in this Section 12, and (iii) unless otherwise required by law or the Certificate of Incorporation, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting pursuant to this Section 12 does not provide the information required under this Section 12 to the corporation within the time frames specified herein, or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the corporation. Except as otherwise provided by law, the chairman of the Board (and, in advance of any meeting of stockholders, the Board of Directors) shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 12 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made or solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder's representation as required by clauses (b)(vi)(F) and (G) of this Section 12) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 12, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted, notwithstanding that such proposal or nomination is set forth in the notice of meeting or other proxy materials and notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The requirements of this Section 12 shall apply to any business or nominations to be brought before an annual meeting by a stockholder whether such business or nominations are to be included in the corporation's proxy statement pursuant to Rule 14a-8 of the Exchange Act or presented to stockholders by means of an independently financed proxy solicitation. The requirements of this Section 12 are included to provide the corporation notice of a stockholder's intention to bring business or nominations before an annual meeting and shall in no event be construed as imposing upon any stockholder the requirement to seek approval from the corporation as a condition precedent to bringing any such business or make such nominations before an annual meeting.

Notwithstanding anything to the contrary in these bylaws, unless otherwise required by law, if any stockholder or beneficial owner, if any, on whose behalf a nomination is made (a) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act or includes the information required by Rule 14a-19(b) in a preliminary or definitive proxy statement previously filed by such person (it being understood that such notice or filing shall be in addition to, and not in lieu of, the notices required under these bylaws) and (b) subsequently notifies the corporation that it no longer intends to comply with Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act, fails to comply with the requirements of Rule 14a-9 promulgated under the Exchange Act, or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such stockholder or such beneficial owner has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of each such proposed nominee shall be disregarded, notwithstanding that such nomination is set forth in the notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the corporation (which proxies shall be disregarded). Upon request by the corporation, if any stockholder or beneficial owner, if any, on whose behalf the nomination is made, provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act or includes the information required by Rule 14a-19(b) in a preliminary or definitive proxy statement previously filed by such person, such stockholder or such beneficial owner shall deliver to the corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(g) Certain Definitions. As used in this Section 12, the following terms have the meanings set forth below:

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Public Disclosure" shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press or a comparable national news service or in a document filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

ARTICLE III.

DIRECTORS

SECTION 1. GENERAL POWERS. The business and affairs of the corporation shall be managed under the direction of a Board of Directors.

SECTION 2. NUMBER AND TENURE OF DIRECTORS. The number of directors of the corporation shall be not less than three (3) nor more than twelve (12). The Board of Directors may from time to time designate the number of directors which shall constitute the whole Board of Directors within the limitation specified in the preceding sentence. The directors shall be divided into three classes as nearly equal in number as possible. Each director chosen to succeed a director whose term expires at an annual meeting shall be elected for a term of office expiring at the third (3rd) succeeding annual meeting of stockholders following such director's election. In the event of any increase or decrease in the number of authorized directorships, the newly created or eliminated directorships shall be apportioned by the Board of Directors among the classes as equally as possible. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation or removal of any director.

SECTION 3. REGULAR MEETINGS. Regular meetings of the Board of Directors may be held at any places, either within or outside the State of Delaware, and at any times as the Board of Directors may from time to time determine. A regular meeting of the Board of Directors shall be held without notice other than this bylaw, immediately after, and at the same place as, the annual meeting of stockholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of additional regular meetings without other notice than such resolution.

SECTION 4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chairman of the board or a majority of the directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the Board of Directors called by them.

SECTION 5. REMOTE MEETINGS. Meetings of the Board of Directors or committees of the Board of Directors may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 5 shall constitute presence in person at such meeting.

SECTION 6. NOTICE. Notice of any special meeting shall be given at least two (2) days prior thereto by telephone, by written notices delivered personally, by email or by other form of electronic communication, or at least (3) days prior thereto if mailed to each director at his or her address on file with the corporation. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope so addressed, with postage thereon prepaid. Any director may waive notice of any meeting, whether before or after such notice is required. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, unless the director at the beginning of the meeting (or promptly upon his or her arrival) objects to the transaction of any business at the meeting on the ground that the meeting was not lawfully called or convened and does not thereafter vote for or assent to action taken at the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 7. QUORUM. A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, provided that if less than a majority of the directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

SECTION 8. MANNER OF ACTING. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors; provided, however, that the Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive and one or more other committees, including, without limitation, an audit committee and a compensation committee, each of which, to the extent provided in such resolution, shall have and may exercise all the authority of the Board of Directors to the extent permitted by the DGCL, but no such committee shall have the authority of the Board of Directors to

(a) approve or recommend to stockholders actions or proposals required by Delaware law to be approved by the stockholders;

(b) fill vacancies on the Board of Directors or on any of its committees;

(c) adopt, amend or repeal bylaws;

(d) authorize or approve reacquisition of shares unless pursuant to a general formula or method specified by the Board of Directors; or

(e) authorize or approve the issuance or sale or contract for sale of shares or determine the designation and relative rights, preferences and limitations of a voting group, except that the Board of Directors may authorize a committee (or senior executive officer of the corporation) to do so within limits specifically prescribed by the Board of Directors.

SECTION 9. VACANCIES; RESIGNATION. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring on the Board of Directors shall be filled solely by the affirmative vote of a majority of the remaining directors, although less than a quorum. A director elected to fill a vacancy shall hold office until the term of the class to which he or she shall have been elected expires, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the secretary of the corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or series of events. A resignation conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable.

SECTION 10. COMPENSATION. The Board of Directors shall have authority to fix the compensation of directors.

SECTION 11. ACTION BY CONSENT OF DIRECTORS. Any action required or permitted to be taken at a meeting of the Board of Directors or at a meeting of a committee thereof, may be taken without a meeting if all of the directors, or all of the members of the committee, as the case may be, consent thereto, in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

ARTICLE IV.

OFFICERS

SECTION 1. DESIGNATION OF OFFICERS. The officers of the corporation shall be a president, one or more vice presidents, a treasurer, a secretary, and such other officers, including, without limitation, a chairman of the board, a chief executive officer, one or more assistant treasurers and one or more assistant secretaries, as may be provided by the Board of Directors and elected in accordance with the provisions of this Article.

SECTION 2. ELECTION AND TERM OF OFFICE. The officers of the corporation shall be elected annually by the Board of Directors. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign or shall have been removed from office in the manner hereinafter provided.

SECTION 3. REMOVAL. Any officer elected by the Board of Directors may be removed by the Board of Directors, with or without cause, whenever in its judgment the best interest of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

SECTION 4. CHAIRMAN OF THE BOARD. The Board of Directors shall appoint one of its members to be chairman of the board to serve at the pleasure of the Board of the Directors. Subject to Section 8 of Article II, he shall preside at all meetings of the Board of Directors and at all meetings of the stockholders. The chairman of the board shall supervise the carrying out of the policies adopted or approved by the Board of Directors. He or she shall have general executive powers, as well as the specific powers conferred by these bylaws. He or she shall also have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned to him or her, by the Board of Directors.

SECTION 5. PRESIDENT. The Board of Directors shall appoint the president of the corporation. The president may sign, with the secretary, or any other proper officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; he or she shall have authority to vote all shares of stock in other corporations owned by the corporation, unless the Board of Directors designates and appoints another person as proxy for the corporation; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time. In the event the Board of Directors does not appoint a chief executive officer or in his or her absence or in the event of his or her inability or refusal to act, the president shall perform the duties of chief executive officer. The Board of Directors in its discretion may appoint the same member to the office of chairman of the board and president. When the member of the Board of Directors holds the office of chairman of the board and president, a vice chairman of the board shall be appointed to preside at any meeting of the Board of Directors at which the chairman is not present.

SECTION 6. CHIEF EXECUTIVE OFFICER. The chief executive officer shall be the principal executive officer of the corporation and shall in general supervise and control all of the business affairs of the corporation and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time. The Board of Directors in its discretion may appoint the same member to the office of chief executive officer and chairman of the board and/or president.

SECTION 7. VICE PRESIDENT. The Board of Directors shall appoint as many vice presidents as it deems necessary and may designate one or more vice presidents as senior vice president of the corporation. Such senior vice president (or in the event no senior vice president is appointed, the vice president in the order designated at the time of their election or, in the absence of any designation, then in the order of their appointment) shall, in the absence of the president and chief executive officer or in the event of his, her or their inability or refusal to act, perform the duties of such office(s) and, when so acting, shall have all the powers of and be subject to all the restrictions upon such office(s). Any vice president may sign, with the secretary or an assistant secretary, certificates for shares of the corporation and shall perform such other duties as from time to time may be assigned to them by the president or by the Board of Directors.

SECTION 8. TREASURER. The treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of these bylaws; (b) in general, perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him or her by the president or the Board of Directors.

SECTION 9. SECRETARY. The secretary shall: (a) keep the minutes of the stockholders' and of the Board of Directors' meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all certificates for shares prior to the issue thereof and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these bylaws; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) in general, perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him or her by the president or by the Board of Directors. The secretary may also be designated as registrar of the corporation. Both the secretary and the registrar of the corporation shall have authority to sign with the president, or vice president, certificates for shares of the corporation, the issue of which shall have been authorized by resolution of the Board of Directors, have general charge of the stock transfer books of the corporation and take all actions necessary for transfer of shares on the books of the corporation.

SECTION 10. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. The assistant secretaries, as and if authorized by the Board of Directors, may sign with the president or vice president certificates for shares of the corporation, the issue of which shall have been authorized by a resolution of the Board of Directors. The assistant treasurers and assistant secretaries in general shall perform such duties as shall be assigned to them by the treasurer or the secretary, respectively, or by the president or the Board of Directors.

SECTION 11. DUTIES OF OFFICERS MAY BE DELEGATED. In the case of the absence of any officer, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V.

CONTRACTS, LOANS, CHECKS AND DEPOSITS

SECTION 1. CONTRACTS. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instruments in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

SECTION 2. LOANS. No loans shall be contracted on behalf of the corporation, and no evidences of indebtedness shall be issued in its name unless authorized in advance or by ratification, by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

SECTION 3. CHECKS, DRAFTS, ORDERS, ETC. All checks, drafts, or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed, endorsed or accepted in the name of the corporation by such officer or officers, or agent or agents, of the corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

SECTION 4. DEPOSITS. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies, or other depositories as the Board of Directors may select.

ARTICLE VI.

CERTIFICATES FOR SHARES AND THEIR TRANSFER

SECTION 1. STOCK CERTIFICATES AND UNCERTIFICATED SHARES. The shares of stock in the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation's stock shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. Any such resolution shall not apply to shares represented by a certificate theretofore issued until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates, and upon request every holder of uncertificated shares, shall be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers of the corporation, representing the number of shares of stock registered in certificate form owned by such holder. Any signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

SECTION 2. LOST, STOLEN OR DESTROYED STOCK CERTIFICATES; ISSUANCE OF NEW CERTIFICATES. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

SECTION 3. TRANSFERS OF STOCK. Stock of the corporation shall be transferable in the manner prescribed by law and in these bylaws. Transfers of stock shall be made on the books of the corporation only by the person named as the holder thereof on the stock records of the corporation, by such person's attorney lawfully constituted in writing, and in the case of shares represented by a certificate upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the corporation for any purpose until it shall have been entered in the stock records of the corporation by an entry showing from and to whom transferred. To the extent designated by the president or any vice president or the treasurer of the corporation, the corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.

SECTION 4. TRANSFER AGENTS AND REGISTRARS. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

ARTICLE VII.

FISCAL YEAR

The fiscal year of the corporation shall begin on the first day of January and end on the last day of December of each calendar year.

ARTICLE VIII.

WAIVER OF NOTICE

Whenever any notice whatever is required to be given under the provisions of these bylaws, or under the provisions of the Certificate of Incorporation, or under the provisions of the DGCL, waiver thereof in writing, signed by the person, or persons, entitled to such notice, or waiver by electronic transmission by the person, or persons, entitled to notice whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE IX.

AMENDMENT OF BYLAWS

The Board of Directors may alter, amend or rescind the bylaws. Notwithstanding any other provisions of law, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of not less than eighty percent (80%) of all shares of capital stock of the corporation issued and outstanding and entitled to vote shall be required to amend, replace, modify or repeal any provision of the bylaws.

ARTICLE X.

FORUM FOR ADJUDICATION OF DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the corporation to the corporation or the corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Court of Chancery of the State of Delaware, (4) any action asserting a claim arising pursuant to any provision of the Certificate of Incorporation or these bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine.